EXHIBIT 99.1

Blue Hills Bancorp, Inc. Announces Second Quarter 2014 Earnings
NORWOOD, Mass.--(BUSINESS WIRE)—Blue Hills Bancorp, Inc. (the “Company”) (NASDAQ: BHBK), parent of Blue Hills Bank (the "Bank"), today announced net income of $429,000 for the second quarter of 2014 compared to a net loss of $399,000 for the first quarter of 2014 and net income of $1,129,000 for the second quarter of 2013.

“Over the past few years, we have been making the necessary investments to assemble an experienced management team and launch key strategic initiatives as we transform the Company from an institution that had been primarily focused on deposit taking and investing in securities into a diversified, full-service community bank,” said William Parent, President and Chief Executive Officer of Blue Hills Bancorp. “These initiatives included the establishment of residential, commercial business and commercial real estate lending platforms which have shown strong growth, transformation of our retail banking franchise towards lower cost core deposits, and improved online banking capabilities. At the same time, we have strengthened our back office infrastructure and remain highly focused on ensuring that we maintain a comprehensive risk management program. Our transformation was accelerated this year by the acquisition of three branches and select assets in Nantucket in January (the "Nantucket Bank" acquisition). Deposit retention at Nantucket Bank has been high, the integration has gone well, and the acquisition has enabled us to reposition our balance sheet. We have also taken steps to increase our brand awareness, including obtaining the naming rights to the Blue Hills Bank Pavilion concert venue in the Seaport District of Boston.”

Mr. Parent continued, “The next major step in our transformation will happen next week when we complete our conversion from a mutual savings bank into a publicly traded company. Our top priorities going forward will be to prudently use the additional capital received from the stock offering in a way that is beneficial to all our stakeholders and continue to leverage the investment spending we have made over the past few years to grow revenue.”

The Company reported net income of $31,000 for the first six months of 2014 compared to net income of $2,662,000 for the first six months of 2013. Net interest income and noninterest expense levels were up significantly in the first half of 2014 vs. the first half of 2013 reflecting growth in the franchise, the Nantucket Bank acquisition in January 2014, and costs associated with the Company’s mutual to stock conversion. Noninterest income was down sharply from the first half of 2013 reflecting lower securities gains, bank-owned life insurance death benefits, and the absence of a 2013 gain from the sale of jumbo residential mortgage portfolio loans.

Blue Hills Bancorp, Inc. was formed on February 27, 2014 to serve as the stock holding company for Blue Hills Bank and Nantucket Bank, a division of Blue Hills Bank, as part of the mutual-to-stock conversion of Hyde Park Bancorp, MHC, the Massachusetts chartered mutual holding company of Blue Hills Bank. As of June 30, 2014, the conversion had not been completed and the financial information contained in this earnings release for all periods presented are the results of Hyde Park Bancorp, MHC. The Company expects the conversion to be completed on Monday, July 21 and for the stock to begin trading on Tuesday, July 22.

BALANCE SHEET
Total assets at June 30, 2014 were $1.8 billion compared to $1.5 billion at March 31, 2014. As previously announced on July 11, the subscription offering that closed in June related to the Company’s mutual-to-stock conversion was oversubscribed with the Bank receiving orders in excess of the adjusted maximum of the offering range ($277,725,000). A portion of this money was held in escrow as of June 30, 2014 and accounts for the bulk of the increase in total assets from the end of the first quarter.

Excluding the impact of the funds held in escrow and short-term investments, total assets were up less than $100 million compared to March 31, 2014. Loans of $1.0 billion at June 30, 2014 grew $78 million, or 8.4%, from the end of March driven by higher levels of residential mortgage, commercial business, construction, and commercial real estate loans. The growth in loans was partially offset by a $27 million decline in available for sale securities mainly reflecting sales of mutual funds.

Excluding the funds held in escrow at June 30, 2014 related to the conversion, total assets increased approximately $300 million from June 30, 2013. Loans grew $427 million, or 74%, reflecting a combination of originations, purchases and participations as the Company continues to execute on its strategy to diversify its balance sheet, particularly through an expansion of the residential mortgage, commercial real estate and commercial business loan portfolios. In addition, the January 2014 Nantucket Bank acquisition added approximately $100 million of primarily commercial and home equity loans. Partially offsetting the growth in loans was a $93 million decline in available for sale securities.

Total deposits of $1.2 billion at June 30, 2014 increased by $35 million, or 3%, from March 31, 2014 as higher levels of brokered deposits and commercial deposits were offset by declines in consumer deposits.  The decline in consumer deposits is due, in part, to the Company’s strategy of reducing its reliance on higher priced deposits as evidenced by the yield on interest bearing deposits declining to 0.53% in the second quarter of 2014 from 0.88% in the second quarter of 2013.

Compared with June 30, 2013, deposits increased $284 million, or 33%.  The increase was primarily due to the $275 million of deposits assumed in the Nantucket Bank acquisition in January 2014.  Approximately 10% of the deposits assumed in the Nantucket Bank acquisition were certificates of deposit and the remainder was demand, savings and money market deposits.  In addition, the growth in deposits from a year ago reflects a higher level of commercial deposits and brokered CDs, partially offset by a decline in the higher-yielding categories of consumer deposits.  The growth in commercial deposits is due to the Company’s increased emphasis on leveraging commercial lending relationships, including those in Nantucket.

Stockholders’ equity was $176.2 million at June 30, 2014 compared to $173.2 million at March 31, 2014 and $170.4 million at June 30, 2013. The increases from both prior periods were primarily related to fluctuations in accumulated other comprehensive income caused mainly by increases in net unrealized gains on securities available for sale. The tangible common equity to tangible assets ratio was 7.91% at June 30, 2014; however, the ratio will increase significantly following the completion of the mutual-to-stock conversion next week. As previously announced on July 11, the Company redeemed $18.7 million of preferred stock that Hyde Park Bancorp issued to the U. S. Treasury as part of the Small Business Lending Fund Program. The Company’s intention to redeem this preferred stock was first disclosed in the prospectus dated May 14, 2014, as filed with the Securities and Exchange Commission on May 23, 2014.

NET INTEREST INCOME
Net interest income was $9.9 million in the second quarter of 2014, up $1.4 million, or 16.0%, from $8.5 million in the first quarter of 2014. Net interest margin improved to 2.67% in the second quarter of 2014 from 2.52% in the first quarter of 2014. The improvement in net interest income and margin from the first quarter included the impact of purchase accounting accretion related to the January 2014 Nantucket Bank acquisition. Accretion in the second quarter contributed $779,000 to net interest income and 21 basis points to net interest margin. This compares with $190,000 and 6 basis points, respectively, in the first quarter. The approximately $4 million remaining balance of accretable yield at June 30, 2014 is expected to be recorded to net interest income in future quarters. The growth in net interest income from the first quarter was also helped by an $89 million, or 10%, increase in average loans while there was a negative impact on net interest margin in the second quarter of 7 basis points from funds related to the Company’s subscription offering, which were temporarily invested in low yielding liquid assets.

Compared to the second quarter of 2013, net interest income increased $4.1 million, or 72%, while net interest margin improved 53 basis points. The improvement is due, in part, to the transformation of the Company’s consumer deposits and the January 2014 Nantucket Bank acquisition, including the impact of purchase accounting accretion mentioned above. Average loans were up $454 million, or 88.1%, from the second quarter of 2013 driven by higher levels of loans in all categories, mainly residential mortgages and commercial real estate. The yield on average interest bearing liabilities declined to 0.55% in the second quarter of 2014 from 0.92% in the second quarter of 2013 reflecting execution of the Company’s strategic initiative to reduce reliance on higher yielding deposits.

NONINTEREST INCOME
Noninterest income was $2.3 million for the second quarter of 2014, compared to $1.6 million in the first quarter of 2014. The increase of $681,000, or 42%, from the first quarter was mainly due to a $650,000 increase in gains from the sales of securities. In addition, deposit account fees increased $52,000, or 18%, and Interchange and ATM fees were up $86,000, or 30%, reflecting seasonality and a full quarter of activity after the Nantucket Bank acquisition. These improvements were mainly offset by a $93,000, or 62%, decline in loan level derivative income reflecting a lower level of commercial customer interest in converting floating rate loans to fixed rate via interest rate swaps. Commercial loan originations, however, remain strong.

Compared to the second quarter of 2013, noninterest income declined $1.4 million, or 37%. The decline was driven by a $1.5 million drop in gains from bank-owned life insurance due to the absence in 2014 of death benefits received in 2013, the absence of a $618,000 gain from the sale of jumbo residential mortgage portfolio loans recorded in 2013, a $292,000 decline in mortgage banking income reflecting a lower level of conforming loan sales, and a $125,000 drop in loan level derivative income from fewer conversions of commercial loans from floating to fixed rate. These declines were offset by a $1.0 million increase in securities gains and increases of $209,000 in deposit account fees and $161,000 in Interchange and ATM fees primarily driven by the Nantucket Bank acquisition.

NONINTEREST EXPENSE
Noninterest expense was $10.7 million in the second quarter of 2014 compared to $10.3 million in the first quarter. The second quarter included $330,000 related to costs associated with the Company’s mutual-to-stock conversion and $173,000 related to one-time costs associated with the Nantucket Bank acquisition, compared to $488,000 and $775,000, respectively, in the first quarter. Excluding these items, noninterest expense increased $1.2 million from the first quarter. The main drivers of this increase were higher levels of advertising and professional fees as well as a full quarter’s impact of Nantucket’s operating expenses in the second quarter following the January 2014 acquisition.

Compared to the second quarter of 2013, noninterest expense increased $3.0 million. The increase in noninterest expense was mainly due to the January 2014 Nantucket Bank acquisition including operating expenses, core deposit intangible amortization, and one-time acquisition costs. In addition, operating expenses were boosted by higher costs related to the Company becoming a diversified community bank, including a continued expansion of the management team and other infrastructure to meet the needs associated with the current business plan as well and the mutual to stock conversion costs. On a full time equivalent basis, total employees were 215 at June 30, 2014 compared to 153 at June 30, 2013.

ASSET QUALITY
The provision for loan losses was $959,000 in the second quarter vs. $714,000 in the first quarter of 2014 and $1.1 million in the second quarter of 2013. The provisions in all quarters reflect management’s assessment of the risks inherent in the loan portfolio.

The allowance for loan losses as a percentage of total loans was 1.13% at June 30, 2014, and 1.12% March 31, 2014, compared to 1.32% at June 30, 2013. The decline in the allowance coverage ratio from June 30, 2013 reflects placing the loans obtained in the Nantucket Bank acquisition on the balance sheet at estimated fair value. As a result, there was no associated allowance for loan losses established on the Nantucket Bank loans which resulted in an overall lower allowance coverage ratio for the Company.

The Company had net loan chargeoffs of $13,000 in the second quarter of 2014, representing 0.01% of average loans. This compares to $39,000 and 0.02%, respectively, in the first quarter of 2014. In the second quarter of 2013, the Company had net recoveries of $136,000 which represented 0.11% of average loans.

Nonperforming assets were $4.8 million at June 30, 2014 compared to $4.1 million at March 31, 2014 and $3.0 million at June 30, 2013. Nonperforming assets as a percentage of total assets were 0.26% at June 30, 2014, 0.28% at March 31, 2014 and 0.24% at June 30, 2013.

ABOUT BLUE HILLS BANCORP
Blue Hills Bancorp, Inc. had assets of $1.8 billion at June 30, 2014 and operates 9 branch offices in Brookline, Dedham, Hyde Park, Nantucket, Norwood and West Roxbury, Massachusetts. Blue Hills Bank is a full service, community bank with its main office in Hyde Park, MA. The three branches in Nantucket, Massachusetts operate under the name, Nantucket Bank, a division of Blue Hills Bank. The Bank provides consumer and commercial deposit and loan products to Eastern Massachusetts through a growing branch network and eCommerce channels. The Bank offers commercial and industrial and commercial real estate loans in addition to cash management services and commercial deposit accounts. The Bank also serves consumers through a full suite of consumer banking products including checking accounts, mortgage loans, equity lines of credit and traditional savings and certificate of deposit accounts. The Bank has invested substantially in online technology including online account opening and funding, online mortgage applications, online banking, mobile banking, bill pay and mobile deposits. Previously known as Hyde Park Savings Bank, Blue Hills Bank has been serving area residents for over 140 years. For more information about Blue Hills Bank, visit the Blue Hills web site at www.bluehillsbank.com.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This press release, as well as other written communications made from time to time by the Company and its subsidiaries and oral communications made from time to time by authorized officers of the Company, may contain statements relating to the future results of the Company (including certain projections and business trends) that are considered "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995 (the PSLRA). Such forward-looking statements may be identified by the use of such words as "believe," "expect," "anticipate," "should," "planned," "estimated," "intend" and "potential." For these statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the PSLRA.

The Company cautions you that a number of important factors could cause actual results to differ materially from those currently anticipated in any forward-looking statement. Such factors include, but are not limited to: delays in consummation of the stock offering in connection with the mutual-to-stock conversion of Hyde Park Bancorp, MHC, our ability to implement successfully our new business strategy, which includes significant asset and liability growth; changes that could adversely affect the business in which the Company and the Bank are engaged, prevailing economic and geopolitical conditions; changes in interest rates, loan demand, real estate values and competition; changes in accounting principles, policies, and guidelines; changes in any applicable law, rule, regulation or practice with respect to tax or legal issues; and other economic, competitive, governmental, regulatory and technological factors affecting the Company's operations, pricing, products and services. For additional information on of some of the risks and important factors that could affect the Company’s future results and financial condition, see “Risk Factors” in the Company’s prospectus dated May 14, 2014, as filed with the Securities and Exchange Commission on May 23, 2014. The forward-looking statements are made as of the date of this release, and, except as may be required by applicable law or regulation, the Company assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.

Media and Investor Contact:
William Parent, 617-360-6520

Blue Hills Bancorp, Inc.
Consolidated Balance Sheets

(Dollars in thousands)				% Change
	June 30, 2014	March 31, 2014	June 30, 2013	June 14 vs. March 14	June 14 vs. June 13
Assets
Cash and due from banks	$15,308	$17,811	$8,941	(14.1)%	71.2%
Short term investments	281,618	29,402	29,444	857.8%	856.5%
Total cash and cash equivalents	296,926	47,213	38,385	528.9%	673.5%
Trading assets	—	—	23,252	—%	-100.0%
Securities available for sale, at fair value	417,581	444,959	510,571	(6.2)%	(18.2)%
Federal Home Loan Bank stock, at cost	11,702	11,246	9,286	4.1%	26.0%
Loans held for sale	22,398	874	909	2,462.7%	2,364.0%
Loans	1,001,645	923,769	574,431	8.4%	74.4%
Allowance for loan losses	(11,292)	(10,346)	(7,622)	9.1%	48.2%
Loans, net of allowance for loan losses	990,353	913,423	566,809	8.4%	74.7%
Premises and equipment, net	18,209	18,281	7,779	(0.4)%	134.1%
Goodwill	9,182	9,182	—	—%	—%
Core deposit intangible	5,179	5,688	—	(8.9)%	—%
Accrued interest receivable	4,127	3,906	3,872	5.7%	6.6%
Net deferred tax asset	1,020	1,859	2,915	(45.1)%	(65.0)%
Bank-owned life insurance	30,326	30,080	29,611	0.8%	2.4%
Other assets	16,102	12,816	57,938	25.6%	(72.2)%
Total assets	$1,823,105	$1,499,527	$1,251,327	21.6%	45.7%
Liabilities and Equity
NOW and demand	237,586	242,544	91,642	(2.0)%	159.3%
Regular savings	343,697	351,040	364,903	(2.1)%	(5.8)%
Money market	195,264	195,713	81,907	(0.2)%	138.4%
Certificates of deposit	293,516	306,759	313,469	(4.3)%	(6.4)%
Brokered deposits	81,205	20,705	15,705	292.2%	417.1%
Total deposits	1,151,268	1,116,761	867,626	3.1%	32.7%
Stock subscriptions	283,958	—	—	—%	—%
Short-term borrowings	160,000	150,000	85,000	6.7%	88.2%
Long-term debt	35,000	45,000	45,000	(22.2)%	(22.2)%
Other liabilities	16,724	14,601	83,269	14.5%	(79.9)%
Total liabilities	1,646,950	1,326,362	1,080,895	24.2%	52.4%
Preferred stock	18,724	18,724	18,724	—%	—%
Retained earnings	149,959	149,742	150,555	0.1%	(0.4)%
Accumulated other comprehensive income	7,472	4,699	1,153	59.0%	548.0%
Total equity	176,155	173,165	170,432	1.7%	3.4%
Total liabilities and equity	$1,823,105	$1,499,527	$1,251,327	21.6%	45.7%

Blue Hills Bancorp, Inc.
Consolidated Balance Sheet Trend

(Dollars in thousands)	June 30,	March 31,	December 31,	September 30,	June 30,
	2014	2014	2013	2013	2013
Assets
Cash and due from banks	$15,308	$17,811	$8,151	$9,721	$8,941
Short term investments	281,618	29,402	32,165	34,088	29,444
Total cash and cash equivalents	296,926	47,213	40,316	43,809	38,385
Trading assets	—	—	750	829	23,252
Securities available for sale, at fair value	417,581	444,959	441,306	438,184	510,571
Federal Home Loan Bank stock, at cost	11,702	11,246	10,766	9,466	9,286
Loans held for sale	22,398	874	765	468	909
Loans	1,001,645	923,769	774,253	680,621	574,431
Allowance for loan losses	(11,292)	(10,346)	(9,671)	(8,681)	(7,622)
Loans, net of allowance for loan losses	990,353	913,423	764,582	671,940	566,809
Premises and equipment, net	18,209	18,281	7,478	7,437	7,779
Goodwill	9,182	9,182	—	—	—
Core deposit intangible	5,179	5,688	—	—	—
Accrued interest receivable	4,127	3,906	4,290	3,376	3,872
Net deferred tax asset	1,020	1,859	2,831	2,677	2,915
Bank-owned life insurance	30,326	30,080	29,831	29,571	29,611
Other assets	16,102	12,816	11,372	12,100	57,938
Total assets	$1,823,105	$1,499,527	$1,314,287	$1,219,857	$1,251,327
Liabilities and Equity
NOW and demand	$237,586	$242,544	$118,648	$104,665	$91,642
Regular savings	343,697	351,040	332,518	344,293	364,903
Money market	195,264	195,713	75,716	81,982	81,907
Certificates of deposit	293,516	306,759	296,718	309,800	313,469
Brokered deposits	81,205	20,705	91,623	80,670	15,705
Total deposits	1,151,268	1,116,761	915,223	921,410	867,626
Stock subscriptions	283,958	—	—	—	—
Short-term borrowings	160,000	150,000	170,000	65,000	85,000
Long-term debt	35,000	45,000	45,000	45,000	45,000
Other liabilities	16,724	14,601	12,530	16,378	83,269
Total liabilities	1,646,950	1,326,362	1,142,753	1,047,788	1,080,895
Preferred stock	18,724	18,724	18,724	18,724	18,724
Retained earnings	149,959	149,742	150,345	151,049	150,555
Accumulated other comprehensive income	7,472	4,699	2,465	2,296	1,153
Total equity	176,155	173,165	171,534	172,069	170,432
Total liabilities and equity	$1,823,105	$1,499,527	$1,314,287	$1,219,857	$1,251,327

Blue Hills Bancorp, Inc.
Consolidated Statements of Operations - Quarters
(Dollars in thousands)	Quarters Ended			% Change
	June 30, 2014	March 31, 2014	June 30, 2013	June 14 vs. March 14	June 14 vs. June 13
Statements of Operations
Interest and fees on loans	$9,399	$8,051	$4,894	16.7%	92.1%
Interest on securities	2,003	1,937	2,455	3.4%	(18.4)%
Dividends	119	166	475	(28.3)%	(74.9)%
Other	30	15	26	100.0%	15.4%
Total interest and dividend income	11,551	10,169	7,850	13.6%	47.1%
Interest on deposits	1,348	1,351	1,827	(0.2)%	(26.2)%
Interest on borrowings	326	304	266	7.2%	22.6%
Total interest expense	1,674	1,655	2,093	1.1%	(20.0)%
Net interest and dividend income	9,877	8,514	5,757	16.0%	71.6%
Provision for loan losses	959	714	1,092	34.3%	(12.2)%
Net interest and dividend income, after provision for loan losses	8,918	7,800	4,665	14.3%	91.2%
Deposit account fees	343	291	134	17.9%	156.0%
Interchange and ATM fees	371	285	210	30.2%	76.7%
Mortgage banking	75	68	367	10.3%	(79.6)%
Gain on sale of jumbo residential mortgage portfolio loans	—	—	618	—%	—%
Loan level derivative income	57	150	182	(62.0)%	(68.7)%
Net realized securities gains and impairment losses	1,191	541	86	120.1%	1,284.9%
Gains on trading assets, net	—	25	107	—%	—%
Bank-owned life insurance	246	249	1,714	(1.2)%	(85.6)%
Miscellaneous	27	20	247	35.0%	(89.1)%
Total noninterest income	2,310	1,629	3,665	41.8%	(37.0)%
Salaries and employee benefits	5,212	5,129	3,870	1.6%	34.7%
Occupancy and equipment	1,298	1,601	945	(18.9)%	37.4%
Data processing	701	605	399	15.9%	75.7%
Professional fees	1,123	1,159	712	(3.1)%	57.7%
Advertising	658	301	654	118.6%	0.6%
FDIC deposit insurance	196	178	128	10.1%	53.1%
Directors' fees	156	150	120	4.0%	30.0%
Amortization of core deposit intangible	509	353	—	44.2%	—%
Other general and administrative	809	780	794	3.7%	1.9%
Total noninterest expense	10,662	10,256	7,622	4.0%	39.9%
Income (loss) before income taxes	566	(827)	708	168.4%	(20.1)%
Provision (benefit) for income taxes	137	(428)	(421)	132.0%	132.5%
Net income (loss)	$429	$(399)	$1,129	207.5%	(62.0)%

Blue Hills Bancorp, Inc.
Consolidated Statements of Operations - Year to Date
(Dollars in thousands)	Year to Date
	June 30, 2014	June 30, 2013	% Change June 14 vs. June 13
Statements of Operations
Interest and fees on loans	$17,450	$9,758	78.8%
Interest on securities	3,940	4,744	(16.9)%
Dividends	284	649	(56.2)%
Other	46	47	(2.1)%
Total interest and dividend income	21,720	15,198	42.9%
Interest on deposits	2,699	3,639	(25.8)%
Interest on borrowings	630	558	12.9%
Total interest expense	3,329	4,197	(20.7)%
Net interest and dividend income	18,391	11,001	67.2%
Provision for loan losses	1,673	1,956	(14.5)%
Net interest and dividend income, after provision for loan losses	16,718	9,045	84.8%
Deposit account fees	633	267	137.1%
Interchange and ATM fees	657	398	65.1%
Mortgage banking	143	581	(75.4)%
Gain on sale of jumbo residential mortgage portfolio loans	—	618	(100.0)%
Loan level derivative income	207	270	(23.3)%
Net realized securities gains and impairment losses	1,732	4,376	(60.4)%
Gains on trading assets, net	25	278	(91.0)%
Bank-owned life insurance	495	1,987	(75.1)%
Miscellaneous	47	332	(85.8)%
Total noninterest income	3,939	9,107	(56.7)%
Salaries and employee benefits	10,341	7,794	32.7%
Occupancy and equipment	2,899	1,938	49.6%
Data processing	1,306	823	58.7%
Professional fees	2,282	1,350	69.0%
Advertising	959	1,212	(20.9)%
FDIC deposit insurance	375	296	26.7%
Directors' fees	306	250	22.4%
Amortization of core deposit intangible	862	—	—%
Other general and administrative	1,588	1,430	11.0%
Total noninterest expense	20,918	15,093	38.6%
Income (loss) before income taxes	(261)	3,059	(108.5)%
Provision (benefit) for income taxes	(292)	397	(173.6)%
Net income (loss)	$31	$2,662	(98.8)%

Blue Hills Bancorp Inc.
Consolidated Statements of Operations - Trend
	Quarters Ended
(Dollars in thousands)	June 30,	March 31,	December 31,	September 30,	June 30,
	2014	2014	2013	2013	2013
Statements of Operations
Interest and fees on loans	$9,399	$8,051	$6,453	$5,663	$4,894
Interest on securities	2,003	1,937	1,994	2,081	2,455
Dividends	119	166	1,450	230	475
Other	30	15	10	10	26
Total interest and dividend income	11,551	10,169	9,907	7,984	7,850
Interest on deposits	1,348	1,351	1,490	1,674	1,827
Interest on borrowings	326	304	305	305	266
Total interest expense	1,674	1,655	1,795	1,979	2,093
Net interest and dividend income	9,877	8,514	8,112	6,005	5,757
Provision for loan losses	959	714	1,001	1,136	1,092
Net interest and dividend income, after provision for loan losses	8,918	7,800	7,111	4,869	4,665
Deposit account fees	343	291	164	148	134
Interchange and ATM fees	371	285	209	214	210
Mortgage banking	75	68	86	87	367
Gain on sale of jumbo residential mortgage portfolio loans	—	—	—	(81)	618
Loan level derivative income	57	150	507	615	182
Net realized securities gains and impairment losses	1,191	541	(633)	1,253	86
Gains on trading assets, net	—	25	(55)	283	107
Bank-owned life insurance	246	249	260	648	1,714
Miscellaneous	27	20	223	(21)	247
Total noninterest income	2,310	1,629	761	3,146	3,665
Salaries and employee benefits	5,212	5,129	5,159	3,949	3,870
Occupancy and equipment	1,298	1,601	1,110	948	945
Data processing	701	605	646	466	399
Professional fees	1,123	1,159	700	1,298	712
Advertising	658	301	269	342	654
FDIC deposit insurance	196	178	95	128	128
Directors' fees	156	150	312	125	120
Amortization of core deposit intangible	509	353	—	—	—
Other general and administrative	809	780	664	354	794
Total noninterest expense	10,662	10,256	8,955	7,610	7,622
Income (loss) before income taxes	566	(827)	(1,083)	405	708
Provision (benefit) for income taxes	137	(428)	(468)	(214)	(421)
Net income (loss)	$429	$(399)	$(615)	$619	$1,129

Blue Hills Bancorp Inc.
Average Balances/Yields
(Dollars in thousands)	Quarters Ended
	June 30, 2014			March 31, 2014			June 30, 2013
	Average balance	Interest	Yield/Cost	Average balance	Interest	Yield/Cost	Average balance	Interest	Yield/Cost
Interest-earning assets
Total loans	$969,417	$9,399	3.89%	$880,754	$8,051	3.71%	$515,279	$4,894	3.81%
Securities	422,335	2,081	1.98	443,084	2,066	1.89	513,909	2,921	2.28
Other interest earning assets	94,149	71	0.30	46,176	52	0.46	52,347	35	0.27
Total interest-earning assets	1,485,901	11,551	3.12	1,370,014	10,169	3.01	1,081,535	7,850	2.91
Non-interest-earning assets	90,026			71,684			63,123
Total assets	$1,575,927			$1,441,698			$1,144,658

Interest-bearing liabilities
NOW and demand accounts	$121,263	$19	0.06%	$114,927	$21	0.07%	$63,721	$18	0.11%
Regular savings accounts	345,837	329	0.38	350,377	354	0.41	360,608	715	0.80
Money market accounts	191,972	251	0.52	170,283	209	0.50	80,727	148	0.74
Certificates of deposit	359,668	749	0.84	355,463	767	0.88	331,168	946	1.15
Total interest-bearing deposits	1,018,740	1,348	0.53	991,050	1,351	0.55	836,224	1,827	0.88
Borrowings	206,077	326	0.63	165,333	304	0.75	77,725	266	1.37
Total interest-bearing liabilities	1,224,817	1,674	0.55	1,156,383	1,655	0.58	913,949	2,093	0.92
Non-interest-bearing deposits	112,849			96,193			28,263
Other non-interest-bearing liabilities	63,496			15,682			23,870
Total liabilities	1,401,162			1,268,258			966,082
Equity	174,765			173,440			178,576
Total liabilities and equity	$1,575,927			$1,441,698			$1,144,658

Net interest and dividend income		$9,877			$8,514			$5,757
Net interest rate spread			2.57%			2.43%			1.99%
Net interest margin			2.67%			2.52%			2.14%
Total deposit cost			0.48%			0.50%			0.85%
*No tax equivalent yield adjustments have been made as the effect of such adjustments would not be material.

Blue Hills Bancorp Inc.
Average Balances/Yields
(Dollars in thousands)	Year to Date
	June 2014			June 2013
	Average balance	Interest	Yield/Cost	Average balance	Interest	Yield/Cost
Interest-earning assets
Total loans	$925,331	$17,450	3.80%	$508,865	$9,758	3.87%
Securities	432,652	4,147	1.93	523,123	5,375	2.07
Other interest earning assets	70,295	123	0.35	57,966	65	0.23
Total interest-earning assets	1,428,278	21,720	3.07	1,089,954	15,198	2.81
Non-interest-earning assets	83,328			61,650
Total assets	$1,511,606			$1,151,604

Interest-bearing liabilities
NOW and demand accounts	$118,113	$40	0.07%	$63,560	$35	0.11%
Regular savings accounts	348,094	684	0.40	344,284	1,395	0.82
Money market accounts	181,187	460	0.51	82,305	309	0.76
Certificates of deposit	357,577	1,515	0.85	331,991	1,900	1.15
Total interest-bearing deposits	1,004,971	2,699	0.54	822,140	3,639	0.89
Borrowings	185,818	630	0.68	102,936	558	1.09
Total interest-bearing liabilities	1,190,789	3,329	0.56	925,076	4,197	0.91
Non-interest-bearing deposits	104,567			26,730
Other non-interest-bearing liabilities	42,143			21,494
Total liabilities	1,337,499			973,300
Equity	174,107			178,304
Total liabilities and equity	$1,511,606			$1,151,604

Net interest and dividend income		$18,391			$11,001
Net interest rate spread			2.51%			1.90%
Net interest margin			2.60%			2.04%
Total deposit cost			0.49%			0.86%
*No tax equivalent yield adjustments have been made as the effect of such adjustments would not be material.

Blue Hills Bancorp, Inc.
Average Balances - Trend

(Dollars in thousands)	June 30,	March 31,	December 31,	September 30,	June 30,
	2014	2014	2013	2013	2013
Interest-earning assets
Total loans	$969,417	$880,754	$720,615	$626,905	$515,279
Securities	422,335	443,084	445,584	510,972	513,909
Other interest earning assets	94,149	46,176	38,191	29,586	52,347
Total interest-earning assets	1,485,901	1,370,014	1,204,390	1,167,463	1,081,535
Non-interest-earning assets	90,026	71,684	49,358	51,344	63,123
Total assets	$1,575,927	$1,441,698	$1,253,748	$1,218,807	$1,144,658

Interest-bearing liabilities
NOW and demand accounts	$121,263	$114,927	$74,777	$64,322	$63,721
Regular savings accounts	345,837	350,377	337,315	353,231	360,608
Money market accounts	191,972	170,283	79,398	80,925	80,727
Certificates of deposit	359,668	355,463	385,674	353,171	331,168
Total interest-bearing deposits	1,018,740	991,050	877,164	851,649	836,224
Borrowings	206,077	165,333	153,728	149,602	77,725
Total interest-bearing liabilities	1,224,817	1,156,383	1,030,892	1,001,251	913,949
Non-interest-bearing deposits	112,849	96,193	36,980	29,629	28,263
Other non-interest-bearing liabilities	63,496	15,682	12,162	16,831	23,870
Total liabilities	1,401,162	1,268,258	1,080,034	1,047,711	966,082
Equity	174,765	173,440	173,714	171,096	178,576
Total liabilities and equity	$1,575,927	$1,441,698	$1,253,748	$1,218,807	$1,144,658
*No tax equivalent yield adjustments have been made as the effect of such adjustments would not be material.

Blue Hills Bancorp, Inc.
Yield Trend
	Quarters Ended
	June 30,	March 31,	December 31,	September 30,	June 30,
	2014	2014	2013	2013	2013
Interest-earning assets
Total loans	3.89%	3.71%	3.55%	3.58%	3.81%
Securities	1.98%	1.89%	3.06%	1.79%	2.28%
Other interest earning assets	0.30%	0.46%	0.19%	0.25%	0.27%
Total interest-earning assets	3.12%	3.01%	3.26%	2.71%	2.91%

Interest-bearing liabilities
NOW and demand accounts	0.06%	0.07%	0.08%	0.12%	0.11%
Regular savings accounts	0.38%	0.41%	0.53%	0.65%	0.80%
Money market accounts	0.52%	0.50%	0.49%	0.61%	0.74%
Certificates of deposit	0.84%	0.88%	0.96%	1.07%	1.15%
Total interest-bearing deposits	0.53%	0.55%	0.67%	0.78%	0.88%
Borrowings	0.63%	0.75%	0.79%	0.81%	1.37%
Total interest-bearing liabilities	0.55%	0.58%	0.69%	0.78%	0.92%

Net interest rate spread	2.57%	2.43%	2.57%	1.93%	1.99%
Net interest margin	2.67%	2.52%	2.67%	2.04%	2.14%
Total deposit cost	0.48%	0.50%	0.65%	0.75%	0.85%

Blue Hills Bancorp, Inc.
Selected Financial Highlights
(Dollars in thousands)	At or for Quarters Ended			At or for the Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2014	2014	2013	2014	2013

Asset Quality
Nonperforming Assets	$4,766	$4,132	$3,008	$4,766	$3,008
Nonperforming Assets/Total Assets	0.26%	0.28%	0.24%	0.26%	0.24%
Allowance for Loan Losses/Total Loans	1.13%	1.12%	1.32%	1.13%	1.32%
Net Chargeoffs (Recoveries)	$13	$39	$(136)	$51	$(116)
Annualized Chargeoffs (Recoveries)/Average Loans	0.01%	0.02%	(0.11%)	0.01%	(0.05%)

Performance Ratios
Return (loss) on Average Assets (ROAA)	0.11%	(0.11)%	0.40%	—%	0.47%
Return (loss) on Average Equity (ROAE)	0.82%	(0.93)%	2.54%	0.04%	3.01%
Return (loss) on Average Tangible Common Equity (ROATCE)	1.22%	(1.15)%	2.83%	0.04%	3.36%
Net Interest Margin	2.67%	2.52%	2.14%	2.60%	2.04%
Efficiency Ratio	87.5%	101.1%	80.9%	93.7%	75.1%

Capital/Other
Tangible Common Equity/Tangible Assets	7.91%	9.40%	12.12%	7.91%	12.12%
Full-time Equivalent Employees	215	200	153	215	153